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                                                                      EXHIBIT 99

AUDIT COMMITTEE REPORT

Membership and Role of the Audit Committee

The Audit Committee consists of the following members of the Company's Board of
Directors: John J. Murphy (Chair), John F. Akers, H. Furlong Baldwin, Ronald C. Cambre, Marye Anne Fox and Thomas A. Vanderslice. Each of the members of the Audit Committee is "independent," as defined under the New York Stock Exchange's listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

The Audit Committee is responsible for reviewing the financial information that the Company provides to stockholders and others, and for overseeing the Company's internal controls and its auditing, accounting and financial reporting processes generally. The Committee's specific responsibilities include (1) recommending to the Board of Directors the selection of independent accountants to audit the annual financial statements of the Company, (2) serving as an independent and objective party to monitor the Company's annual and quarterly financial reporting process and internal control system, (3) reviewing and appraising the audit efforts of the Company's independent accountants and internal auditing department, and (4) providing an open avenue of communication among the independent accountants, the internal auditors, management and the Board of Directors.

Review of the Company's Audited Financial Statements for the Year ended December 31, 2001

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2001 with the Company's management. The Audit Committee has discussed with PricewaterhouseCoopers LLP ("PwC"), the Company's independent accountants, the matters required to be discussed by generally accepted auditing standards.

The Audit Committee has also received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has considered whether the provision of non-audit services by PwC is compatible with its independence.

Based on the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the SEC.

                                               AUDIT COMMITTEE

                                               John J. Murphy, Chair
                                               John F. Akers
                                               H. Furlong Baldwin
                                               Ronald C. Cambre
                                               Marye Anne Fox
                                               Thomas A. Vanderslice